CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.19.5

BOARD FILE NO. LAA-8613E

RESOLUTION NO. 27118

LAX

Van Nuys

City of Los Angeles

Eric Garcetti
Mayor

Board of Airport
Commissioners

Sean O. Burton
President

Valeria C. Velasco
Vice President

Gabriel L. Eshaghian
Beatrice C. Hsu
Nicholas P. Roxborough
Dr. Cynthia A. Telles
Karim Webb

Justin Erbacci

Chief Executive Officer

BE IT RESOLVED that, on recommendation of Management, the Board of Airport Commissioners approved the Second Letter Agreements for the Concessionaire Relief Program amending concession agreements at Los Angeles International Airport listed in Attachments 1, 2 and 3 to the Board-adopted staff report attached hereto and made part hereof; and

BE IT FUTHER RESOLVED that said Second Letter Agreements will [i] abate or adjust the Minimum Annual Guarantee through June 30, 2021 for the individual concession agreements listed in said Attachments 1, 2 and 3, [ii] defer storage rent through December 31, 2020 and allow payback of deferred storage rent to commence January 1, 2021 for the individual concession agreements listed in Attachment 1 (collectively “In-Terminal Concession Agreements”), [iii] extend the current expiration dates of the respective individual In-Terminal Concession Agreements (as conditioned in the applicable Second Letter Agreements) and Terminal Media Operator Agreement by twenty-four (24) months, and [iv] authorize the Chief Executive Officer to have two (2) consecutive twelve (12)-month options to delay the required mid-term refurbishment dates for the respective individual In-Terminal Concession Agreements, in his or her sole discretion; and

BE IT FURTHER RESOLVED that the Board authorized the Chief Executive Officer, or designee, to execute the Second Letter Agreements after approval as to form by the City Attorney and approval by the Los Angeles City Council; and

BE IT FURTHER RESOLVED that this item is administratively exempt from California Environmental Quality Act (CEQA) requirements pursuant to Article II, Section 2.f of the Los Angeles City CEQA Guidelines; and

BE IT FURTHER RESOLVED that this action is subject to the provisions of Los Angeles City Charter Sections 606.

o0o I hereby certify that this Resolution No. 27118 is true and correct, as adopted by the Board of Airport Commissioners at its Special Meeting held on Thursday, October 1, 2020.

Grace Miguel – Secretary BOARD OF AIRPORT COMMISSIONERS Approved by City Council on October 21, 2020

1 World Way Los Angeles California 90045-5803 Mail P.O. Box 92216 Los Angeles California 90009-2216 Telephone 855 463 5252 Internet www.lawa.org

SUBJECT:	Second Letter Agreements for the Program that Amend Concession Agreements at Los Angeles International Airport

Approve the Second Letter Agreements for the Concessionaire Relief Program that amends concession agreements at Los Angeles International Airport as follows: (i) to abate or adjust the Minimum Annual Guarantee through June 30, 2021 for the individual concession agreements listed in Attachments 1-3 (collectively “Concession Agreements”), (ii) defer Storage Rent through December 31, 2020 and allow the payback of deferred Storage Rent to commence January 1, 2021 for the individual concession agreements listed in Attachment 1 (collectively “In-Terminal Concession Agreements”), (iii) extend the current expiration dates of the respective individual In-Terminal Concession Agreements (as conditioned in the applicable Second Letter Agreements) and Terminal Media Operator Agreement (“TMO Agreement”) by twenty-four (24) months, and (iv) authorize the Chief Executive Officer to have two consecutive twelve—month options to delay the required mid-term refurbishment dates for the respective individual In-Terminal Concession Agreements in his or her sole discretion.

RECOMMENDATIONS:

Management RECOMMENDS that the Board of Airport Commissioners:

1.	ADOPT the Staff Report;
2.	DETERMINE that this action is administratively exempt from the California Environmental Quality Act (CEQA) pursuant to Article II, Section 2.f. of the Los Angeles City CEQA Guidelines;

Second Letter Agreement
Concession Rent Relief

3.

FIND that the use of competitive bidding for the 24-month extensions to the expiration dates for the In-Terminal Concessions and the Terminal Media Operator Agreement would be undesirable and impractical under Section 10.15(a)(10) of the City of Los Angeles Administrative Code and Section 371(e)(10) of the City of Los Angeles Charter;

4.

APPROVE the extension of the current expiration dates in the respective individual In-Terminal Concession Agreements (as conditioned in the applicable Second Letter Agreements) and the TMO Agreement by twenty-four (24) months;

5.

AUTHORIZE the Chief Executive Officer or his or her designee to have two consecutive twelve—month options to delay the required mid-term refurbishment dates for the respective individual In-Terminal Concession Agreements;

6.	APPROVE the proposed Second Letter Agreements for the Concessionaire Relief Program that amends the Concession Agreements listed in Attachments 1, 2 and 3; and,
7.

AUTHORIZE the Chief Executive Officer or his designee to execute the proposed Second Letter Agreements for the Concessionaire Relief Program that amends Concession Agreements at Los Angeles International Airport, subject to approval as to form by the City Attorney and approval by the Los Angeles City Council.

DISCUSSION:

1.	Purpose

To temporarily revise the payment terms of Concessions Agreements, extend the expiration date by twenty-four months for the In-Terminal Concession Agreements and TMO Agreement, and authorize the Chief Executive Officer to have two consecutive twelve–month options to delay the required mid-term refurbishment dates for the respective In-Terminal Concession Agreements, in his or her sole discretion, and defer storage rent for the In-Terminal Concession Agreements.

2.	Prior Related Actions

April 16, 2020 — Resolution No. 27003

The Board of Airport Commissioners (Board) approved revisions of payment terms of Certain In-Terminal Concession Agreements and Rental Car Concession Agreements. Under these agreements, Concessionaires will make payment of deferred percent rents/fees accrued during the initial rent relief period of April 1, 2020 through June 30, 2020 in six (6) equal payments starting July 1, 2020.

In-Terminal Concession Agreements

The Terminal Commercial Manger (TCM) has two Agreements with original expiration dates of January 31, 2029 for LAA-8613 and June 30, 2029 for LAA-8640. LAWA amended the expiration dates in 2016 extending the term to June 30, 2032 for LAA-8613 and various dates for LAA-8640 of June 20, 2032 for Terminal 1, June 30, 2029 for Terminal 3, and September 30, 2030 for Terminal 6. The action requested here will extend the TCM Agreements expiration dates an additional 24 months to January 31, 2034 for LAA-8613 and Terminal 1 under LAA-8640, June 30, 2031 for Terminal 3 under LAA-8640, and September 30, 2032 for Terminal 6 under LAA-8640.

Second Letter Agreement
Concession Rent Relief

The Food and Beverage Concession Agreements with Areas USA LAX, LLC, DN Dakota JME, and Host International were entered into in 2010 with an original expiration date of June 30, 2021. LAWA amended the expiration dates in 2013 extending the term to June 30, 2023. The action requested here will extend the Food and Beverage Agreements expiration dates an additional 24 months to June 30, 2025.

The Retail Concession Agreements with Hudson-Magic Johnson Enterprises-Concourse Ventures, LLC, LAX Retail Magic 2 JV, LAX Retail Magic 3-4 JV, and XpresSpa were entered into in 2010 with an original expiration date of June 30, 2021. LAWA amended the expiration dates in 2013 extending the term to June 30, 2023. The action requested here will extend the Retail Concession Agreements expiration dates an additional 24 months to June 30, 2025.

The Duty Free Concession Agreement with DFS Group, LLC was entered into in 2012 with an original expiration date of September 30, 2023 and three one-year options to extend at LAWA’s discretion. LAWA amended the expiration date in 2013 extending the term to September 30, 2024. The action requested here will automatically allow LAWA to exercise two of the extension options of the Duty Free Concession Agreement resulting in an expiration date of September 30, 2026.

The Vending Concession Agreement with Bottling Group was entered into in 2015 with an expiration date of September 30, 2020. The action requested here will extend the Vending Concession Agreement expiration date an additional 24 months to September 30, 2022.

The Expedited Passenger Service Concession Agreement with AlClear was entered into in April 2020 with an expiration date of March 31, 2025. The action requested here will extend the Expedited Passenger Service Concession Agreement expiration date an additional 24 months to March 31, 2027.

Terminal Media Operator Agreement

The Terminal Media Operator (TMO) Agreement, entered into in 2014, had an original expiration date of December 31, 2020. The TMO Agreement contained a provision by which LAWA could extend the expiration date three (3) years to December 31, 2023 by providing notice to the TMO. LAWA recently provided notice and extended the expiration date. The action requested here will extend the TMO Agreement expiration date an additional 24 months to December 31, 2025.

3.Current Action

Concession Agreements require concessionaires to pay rent/fees to Los Angeles World Airports (LAWA) in an amount equal to the greater of defined percentages of their gross sales or a Minimum Annual Guarantee (MAG). The contractual MAG requirements are quite substantial due to the highly competitive concession environment at Los Angeles International Airport (LAX). Despite these high MAG requirements, the concessionaires have historically performed well because passenger volumes generated sales at levels that pushed concessionaire rent payments into percentage fee, meaning that the concessionaires’ businesses were performing at levels that exceeded the MAG threshold.

The decline in passenger traffic due to COVID-19 travel restrictions continues to impact concession operators and the MAGs continue to greatly exceed total sales, which is not sustainable for concessionaire businesses.

Second Letter Agreement
Concession Rent Relief

On April 16, 2020, the Board approved a relief package that amended the terms of concession agreements to allow concessionaires to pay percentage rent/fees instead of the MAG for the months of April, May and June 2020. Concessionaires were required to meet certain requirements in order to be eligible to receive this relief.

Decreased levels of passenger traffic due to COVID-19 travel restrictions have contributed to lower concession revenues. Further, at this time, LAWA does not know when passenger traffic will return to levels seen prior to the COVID-19 pandemic. Concessionaires, including the TCM and TMO, have informed LAWA that they are currently not realizing sufficient gross revenues that would allow them to pay the MAG amounts and likely will not be able to do so for some time.

Concessionaires have informed LAWA that rent/fee relief is needed to have a sustainable business during this period of passenger traffic decline. LAWA believes that if concessionaires have a sustainable business, it will also benefit LAWA with a continued revenue stream, and benefit passengers with uninterrupted access to concession offerings. Further, if a situation arises whereby LAWA would need to replace a concessionaire during times when passenger traffic is low, there may not be many potential concessionaires willing to commit to a concession agreement during a pandemic.

LAWA believes it is in the best interest of the concessionaires, LAWA, and the traveling public to provide additional relief in the form of a Second Letter Agreements to concessionaires to help them maintain sustainable businesses during this decline in passenger volume caused by the COVID-19 travel restrictions. Therefore, LAWA intends to provide additional relief in the form of Second Letter Agreements to concessionaires to help them maintain sustainable businesses during this decline in passenger volume caused by the COVID-19 travel restrictions.

Proposed Second Letter Agreements (“Second Letters”)

The proposed Second Letters will provide relief for In-Terminal Concession Agreements, the TMO Agreement, and the On-Airport Rental Car Concession Agreements listed on Attachments 1, 2 and 3 to this report for Concessionaires that either (i) executed the first relief agreement and complied with the terms of the first relief agreement, or (ii) if they did not execute the first relief agreement, they remain current on all monetary obligations due to LAWA under the Concession Agreements and all other currently existing contracts, agreements, leases, permits, or licenses with LAWA up to the date of the execution of the Second Letters through the end of the Second Letter Duration Period, as defined in this Board Report and the Second Letters. Further, the Second Letters require Concessionaires who have filed for bankruptcy protection prior to executing the Second Letters, or who may file for bankruptcy protection after executing the Second Letter, to have bankruptcy court approval to pay their monetary obligations (pre and post-petition obligations) under their agreement(s) with LAWA. Additionally, the Concessionaires will be required to pass along to all sub-concessionaires the same benefits received by the prime on a ratable basis.

The terms of the proposed Second Letters are:

In-Terminal Concessions Agreements (Listed in Attachment 1)

As to In-Terminal Concession Agreements (excluding the two concession agreements with TCM), beginning on July 1, 2020
Concession Rent/Fees	Revise the terms as follows: 1. As to In-Terminal Concession Agreements (excluding the two concession agreements with TCM), beginning on July 1, 2020

Second Letter Agreement
Concession Rent Relief

Only require current payment of the applicable percentage rent/fees defined in the respective agreement and abate payment of the MAG if the Concessionaire did not receive any funding through a federal program from which Concessionaire paid its monetary obligations under the Agreement; or,

If the Concessionaire did receive any grants through a Federal program, only require current payment of the applicable percentage rent/fees defined in each respective agreement plus an adjusted MAG equal to the amount of any Federal grants applied by Concessionaire to payment of its monetary obligations under the Agreement.

As to the two TCM Concession Agreements, during the Duration Period, LAWA will either:

Only require current payment of the applicable percentage/fees in the respective TCM Agreement, without reduction of the TCM Improvement Allowance or the TCM Management Fee, as such terms are defined in the TCM Agreements, except as follows: TCM may deduct up to 75% of the TCM Management Fee from the amount due to LAWA under the conditions set forth in the applicable Second Letters, and abate payment of the MAG if the TCM did not receive any funding through a federal program from which TCM paid its monetary obligations under the Agreement; or,

If the TCM did receive any grant through a Federal program, only require the applicable percentage/fees in the respective TCM Agreement without reduction of the TCM Improvement Allowance or the TCM Management Fee, as such terms are defined in the TCM Agreements, except as follows: TCM may only deduct up to ###### he TCM Management from the amount due to LAWA under the conditions set forth in the applicable Second Letters, and TCM will also pay an adjusted MAG equal to the amount of any Federal grants applied by TCM to payment of its monetary obligations under the Agreement.

and ending on June 30, 2021 (“Duration Period”), LAWA will either:

a)

Only require current payment of the applicable percentage rent/fees defined in the respective agreement and abate payment of the MAG if the Concessionaire did not receive any funding through a federal program from which Concessionaire paid its monetary obligations under the Agreement; or,

b)

If the Concessionaire did receive any grants through a Federal program, only require current payment of the applicable percentage rent/fees defined in each respective agreement plus an adjusted MAG equal to the amount of any Federal grants applied by Concessionaire to payment of its monetary obligations under the Agreement.

2.

As to the two TCM Concession Agreements, during the Duration Period, LAWA will either:

a)

Only require current payment of the applicable percentage/fees in the respective TCM Agreement, without reduction of the TCM Improvement Allowance or the TCM Management Fee, as such terms are defined in the TCM Agreements, except as follows: TCM may deduct up to 75% of the TCM Management Fee from the amount due to LAWA under the conditions set forth in the applicable Second Letters, and abate payment of the MAG if the TCM did not receive any funding through a federal program from which TCM paid its monetary obligations under the Agreement; or,

b)

If the TCM did receive any grant through a Federal program, only require the applicable percentage/fees in the respective TCM Agreement without reduction of the TCM Improvement Allowance or the TCM Management Fee, as such terms are defined in the TCM Agreements, except as follows: TCM may only deduct up to [**] the TCM Management from the amount due to LAWA under the conditions set forth in the applicable Second Letters, and TCM will also pay an adjusted MAG equal to the amount of any Federal grants applied by TCM to payment of its monetary obligations under the Agreement.

Storage Rent

Deferment of Storage Rent from July 1, 2020 through December 31, 2020, and extend the period that accrued deferred Storage Rent must be remitted in six (6) equal monthly installments to start January 1, 2021 through June 30, 2021.

Mid-Term Refurbishment

Authorize the Chief Executive Officer to have two consecutive twelve–month options to delay the required mid-term refurbishment dates for the respective In-Terminal Concession Agreements. TCM shall pass on the benefit of such extension of time period for mid-term refurbishment to its sub-concessionaires to the extent applicable.

Term Extension

Extend the current expiration dates by twenty-four (24) months only if, in addition to meeting the pre-conditions in the letter, the health insurance contribution has been paid as specified in the letter. There are different expiration dates for these concession agreements. Also requires TCM to agree to offer, to its sub-concessionaires, the same extension to the current expiration dates in each of the sub-concession agreements, and to enter into such extension with such sub-concessionaires if such offer is accepted.

Second Letter Agreement
Concession Rent Relief

In consideration for the benefits provided to Concessionaires (and as a condition to Concessionaire’s right to receive such benefits), Concessionaires listed on Attachment 1 must meet the following requirements:

●	For each employee who (1) has been laid off, furloughed, or experienced reduced hours since March 1, 2020 and before June 30, 2020, and (2) for whom in February 2020 Concessionaire [or Licensee] made contributions or premium payments for healthcare coverage, Concessionaire [or Licensee] shall, no later than October 31, 2020, make contributions or premium payments in the same amount and for the same level of coverage as the Concessionaire [or Licensee] made for the employee in February 2020 for each of the four consecutive calendar months immediately subsequent to the employee’s layoff, furlough, or reduction in hours during which such employee remained laid off, furloughed, or experienced reduced hours (“Health Insurance Contribution”). Concessionaire [or Licensee] shall be credited with a month for each of the required four months in which Concessionaire [or Licensee] has previously made the above required contributions or payments. Alternatively, if Concessionaire [or Licensee] declined relief under the First Letter and has paid the MAG otherwise owed by Concessionaire [or Licensee] to LAWA for the months of April, May and June 2020, Concessionaire [or Licensee] shall receive credit for two (2) months of Health Insurance Contribution. Any percentage rents/fees already paid to LAWA for April, May and June 2020 will be credited towards any MAG owed for the same time period:

Concessionaire may, at Concessionaire’s discretion, add a surcharge of up to three percent (3%) on concession sales to guests to be applied to the costs of the health insurance contribution requirement set forth above, until such time as the cumulative total amount of such surcharge equals the total amount of the Health Insurance Contribution paid by Concessionaire, or if such total amount has not been reached, until September 30, 2021, whichever comes first; and provided that such health insurance contribution is being made on a current basis during the period of such surcharge. TCM may permit its sub-concessionaires (in such sub-concessionaire’s discretion) to do the same regarding such sub-concessionaires’ sales to guests.

Extension of the In-Terminal Concession Agreements

The impacts of COVID-19 on Concessionaires continue to be extreme. Concessionaires with In-Terminal Concession Agreements, which includes the TCM, are not realizing sufficient gross revenues that allow them to pay the MAG amounts, amortize their investments, or earn the projected returns originally contemplated when the respective Request for Proposals were issued and when Agreements were executed. All of the In-Terminal Concession Agreements were procured through a Request for Proposal (“RFP”) that included definitive not-to-exceed termination dates that cannot be extended without an amendment to the Agreement.

The defined term (length of time) for the respective In-Terminal Concession Agreements contemplated that the successful proposer would be provided with a specific time frame to operate concession facilities and depreciate capital investments. Due to the dramatic decline in the concession business and near total evaporation of revenues, the current expiration dates of the individual In-Terminal Concession Agreements need to be extended by twenty-four (24) months in order for the concessionaires to receive the contract term that LAWA contemplated to provide them with sufficient operating time to recover their investments and remain viable businesses so that they can continue to generate revenue, and provide the public with continued concession services at the LAX terminals.

Second Letter Agreement
Concession Rent Relief

All of the In-Terminal Concession Agreements, except for the two TCM Agreements, will expire in the next three years. Although the TCM Agreements will expire between 2029 and 2032 inclusive, the extension of the current expiration dates by twenty-four (24) months is needed because the expiration dates of TCM’s sub-concessionaire agreements will expire sooner than the full term of the TCM Agreements. The unintended consequence of this is that there will not be sufficient time left on the TCM Agreements to allow the TCM to solicit new operators for these spaces after the existing sub-concession agreements expire because many spaces will be available for less than five years if the current expiration dates in the TCM Agreements remain unchanged. This short period will not allow sufficient time for the future operators to amortize the significant investment that is required to repurpose the concession areas.

In addition, the proposed Second Letters require TCM to agree to offer to its sub-concessionaires an extension of the current expiration dates in each of the sub-concession agreements by twenty-four months, and to enter into such extension with such sub-concessionaires if such sub-concessionaires accept such offer, which will then provide these sub-concessionaires additional time to recover investments and remain viable businesses so that they can continue to generate revenue, and provide the public with continued concession services at the LAX terminals.

In normal operating circumstances, staff would conduct a competitive process prior to the expiration date of an existing contract that had been competitively procured. However, when the Board finds that the use of competitive bidding would be undesirable and/or impractical under Section 10.15(a)(10) of the City of Los Angeles Administrative Code and Section 371 (e)(10) of the City of Los Angeles Charter, LAWA need not conduct such competitive process. In these economic times, and as discussed above, a competitive bidding process through RFPs for new concession agreements for the twenty-four (24) months period is impractical and undesirable. In addition, as discussed above, the extension of time requested is compatible with the City’s interests under City Charter Section 372.

Staff requests extending the current expiration date of individual In- Terminal Concession Agreements by twenty-four months to achieve the desired result discussed above. Therefore, LAWA staff recommends that the Board find that the proposed extension of the In-Terminal Concession Agreements is exempt from the competitive process under City Charter Section 371 (e)(10) and Los Angeles Administrative Code Section 10.15(a)(10).

Terminal Media Operator (Listed on Attachment 2)

Duration Period	July 1, 2020 to June 30, 2021
Concession Fees

1)Revise the terms to include the following:

a)

Only require current payment of the applicable percentage fees defined in the TMO Agreement and abate payment of the MAG if the TMO did not receive any funding through a federal program from which the TMO paid its monetary obligations under the Agreement; or,

Second Letter Agreement
Concession Rent Relief

If the TMO did receive any grant through a Federal program, only require current payment of the applicable percentage fees defined in the Agreement plus an adjusted MAG equal to the amount of any Federal grants applied by the TMO to payment of its monetary obligations under the Agreement.

b)

If the TMO did receive any grant through a Federal program, only require current payment of the applicable percentage fees defined in the Agreement plus an adjusted MAG equal to the amount of any Federal grants applied by the TMO to payment of its monetary obligations under the Agreement.

Term Extension	Extend the existing expiration date by twenty-four months from December 31, 2023 to December 31, 2025.

Extension of the Terminal Media Operator Agreement

The impacts of COVID-19 on the TMO continues to be extreme. The TMO is not realizing sufficient gross revenues from in terminal advertising and sponsorships to pay the MAG amounts, earn the projected returns originally contemplated when the RFP was issued and these Agreements were executed, or amortize the considerable costs required by the TMO Agreement (for example the costs of ongoing production of creative content for the iconic Clock Tower and Story Board features in the Tom Bradley International Terminal (TBIT). Given the ongoing COVID-19 near total evaporation of advertising and sponsorship revenues, an additional 24 month extension is necessary to allow the TMO to amortize those ongoing costs still required by the TMO Agreement and to remain a viable business operation at LAX ready to hit the ground running when passenger traffic and sponsors and advertisers return.

As noted in this report, extending the TMO Agreement by 24 months now is necessary to achieve LAWA’s interest in and desired result to have a successful revenue generating advertising and sponsorship program at LAX through 2025, it is not desirable or practical to run a competitive process for a new TMO Agreement for the period December 31, 2023 to December 31, 2025. In these economic times, for the reasons also noted above for the In-Terminal Concessions extension, the extension of the TMO contract through an RFP process for an additional two years is undesirable and impractical and the Board’s approval of the proposed amendment is compatible with the City’s interests per City Charter Section 372. Staff therefore requests the Board find that the use of competitive bidding for the extension requested would be undesirable and/or impractical under Section 10.15(a)(10) of the City of Los Angeles Administrative Code and Section 371 (e)(10) of the City of Los Angeles Charter, and LAWA need not conduct such competitive process.

On-Airport Rental Car Concession Agreements (listed in Attachment 3)

Duration	July 1, 2020 through June 30, 2021
Concession Rent/Fees

1)Revise the terms to either:

a)

Only require current payment of the applicable percentage rent/fees defined in each Agreement and abate payment of the MAG if the Concessionaire did not receive any funding through a federal program from which Concessionaires paid its monetary obligations under the Agreement; or,

b)

If the Concessionaire did receive any grant through a Federal program, only require current payment of the applicable percentage rent/fees defined in each Agreement plus an adjusted MAG equal to the amount of any Federal grants applied by Concessionaire to payment of its monetary obligations under the Agreement.

Second Letter Agreement
Concession Rent Relief

How this action advances a specific strategic plan goal and objective

This action advances this strategic goal and objective: Sustain a Strong Business: Diversify and grow revenue sources, and manage costs. Authorizing and approving the proposed extension to Temporary Relief and Forbearance Period Program will enable the concessionaires to substantially reduce operating expenses. Temporarily relieving the burden of the MAG component will allow concessionaires to pay rent/fees based on percentage of sales and airport revenues will recover in parallel to passenger level increases.

Action Requested

LAWA staff requests the Board authorize the Chief Executive Officer to execute the proposed Second Letters that, if accepted will temporarily revise the payment terms of Concession Agreements, extend the expiration date by twenty-four months for the In-Terminal Concession Agreements (as conditioned in the applicable Second Letters) and the TMO Agreement, authorize the Chief Executive Officer to have two consecutive twelve–month options to delay the required mid-term refurbishment dates for the respective In-Terminal Concession Agreements in his or her sole discretion, and defer Storage Rent and allow the payback of deferred Storage Rent, as set forth in this report.

Fiscal Impact

The Fiscal Impact of this action to extend the temporary relief program is projected to be an additional loss of approximately $132.9 million in FY2021 revenue, and is also estimated to reduce LAWA unrestricted cash in FY2021 by the same amount. The actual loss of revenue and reduction in unrestricted cash will largely depend on the levels of passenger traffic during the extended temporary period through June 30, 2021. LAWA staff has previously anticipated the possibility of extending the temporary relief program through the end of FY2021 and has budgeted FY2021 revenue accordingly.

4)Alternatives Considered

●	Take No Action - Taking no action would require all concessionaires to pay rent/fees at MAG levels established during normal passenger activity and corresponding sales levels. The continued dramatic decline in passenger traffic makes these MAG payments unsustainable. If the concessionaires remain obligated to pay the full MAG amounts during this downturn, they will not generate enough gross revenue to cover the MAG rent obligations which is unsustainable and likely cause them to cease operations. MAG that greatly exceeds revenue exposes LAWA to the risk that locations will close. Replacing concessionaires is a lengthy process and likely will result in additional lost revenue for LAWA as stores are shuttered during the period when passenger levels return.

APPROPRIATIONS:

No appropriation of funds is required for this action.

Second Letter Agreement
Concession Rent Relief

STANDARD PROVISIONS:

1.

This item, as a continuing administrative, maintenance and personnel-related activity, is administratively exempt from California Environmental Quality Act (CEQA) requirements pursuant to Article II, Section 2.f. of the Los Angeles City CEQA Guidelines.

2.	This proposed document(s) is/are subject to approval as to form by the City Attorney.
3.	Actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606.
4.	This action is not subject to the provisions of the Living Wage/ Worker Retention Ordinances.
5.	This action is not subject to the provisions of the Business Enterprise (BE) Programs.
6.	This action is not subject to the provisions of the Affirmative Action Program.
7.	This action does not require a Business Tax Registration Certificate number.
8.	This action is not subject to the provisions of the Child Support Obligations Ordinance.
9.	This action is not subject to the insurance requirements of the Los Angeles World Airports.
10.	This action is not subject to the provisions of Charter Section 1022 (Use of Independent Contractors).
11.	This action is not subject to the provisions of the Contractor Responsibility Program.
12.	This action is not subject to the provisions of the Equal Benefits Ordinance.
13.	This action is not subject to the provisions of the First Source Hiring Program.
14.	This action is not subject to the provisions of Bidder Contributions CEC Form 55.
15.	This action is not subject to the provisions of the Iran Contracting Act.

Second Letter Agreement
Concession Rent Relief

Attachment 1

Agreement Type	Tenant	Contract Number
Terminal Commercial Management Concession Agreement	URW Airports, LLC	LAA-8640
Terminal Commercial Management Concession Agreement	URW Airports, LLC	LAA-8613
Airport Duty Free Merchandise Concession Agreement	DFS Group, L.P.	LAA-8647
Retail Concession Agreement (Hudson Group)	Hudson-Magic Johnson Enterprises-Concourse Ventures, LLC	LAA-8550
Retail Concession Agreement (Hudson Group)	LAX Retail Magic 2 JV	LAA-8551
Retail Concession Agreement (Hudson Group)	LAX Retail Magic 3-4 JV	LAA-8552
Retail Concession Agreement (Hudson Group)	LAX Retail Magic 3-4 JV	LAA-8542
Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8546
Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8547
Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8548
Branded Coffee and Food and Beverage Concession Agreement	Areas USA LAX, LLC	LAA-8843

Fast Casual Dining and Branded Coffee Food and Beverage Agreement	Areas USA LAX, LLC	LAA-8964
Food and Beverage Concession Agreement (Delaware North Companies Travel Hospitality Services)	DN/Dakota JME 8589 Farmers, LLC	LAA-8589
Food and Beverage Concession Agreement (Delaware North Companies Travel Hospitality Services)	DN/Dakota JME 8549 Pucks, LLC	LAA-8549
Food and Beverage Concession Agreement (HMS Host Corp)	Host International, Inc.	LAA-8586
Food and Beverage Concession Agreement (HMS Host Corp)	Host International, Inc.	LAA-8587
Concession Agreement (For Vending Machine Services)	Bottling Group LLC	LAA-8882

Non-Exclusive Space Use License Agreement (For Expedited Traveler Services)	AlClear, LLC	LAA-8946
Concession Agreement	XpresSpa	LAA-8543
Currency Exchange and Business Services Concession Agreement	Lenlyn Ltd dba ICE Currency Services	IAA-8831

Concession Phase2 Agreements 7-30-2020

Attachment 2

Agreement Type	Tenant	Contract Number
Terminal Media Operator	JCDecaux Airport, Inc.	LAA-8796

Concession Phase2 Agreements 7-30-2020

Attachment 3

On-Airport RAC	Agmt #
Alamo Rental (US)LLC	LAA-8139
Avis Rent A Car System, LLC	LAA-8137
Budget Rent A Car System, Inc.	LAA-8138
Dollar Rent A Car - DTG Operations, Inc.	LAA-8141
Enterprise Rent A Car Company of Los Angeles, LLC	LAA-8142
Fox Rent A Car, Inc.	LAA-8143
The Hertz Corporation	LAA-8136
National Rental (US) LLC	LAA-8140
Sixt Rent A Car, LLC	LAA-8870
Thrifty Car Rental - DTG Operations, Inc.	LAA-8144

Concession Phase2 Agreements 7-30-2020

Board File No. LAA-8613E

September 30, 2020	Sent via email to mike.salzman@urw.com

Mike Salzman Exec Vice President & Group Director, Airports URW Airports, LLC 2049 Century Park East Los Angeles CA 90067 USA

    30     day of December, 2020, at Los Angeles, California by and between the CITY OF LOS ANGELES, a municipal corporation (hereinafter referred to as “City”), acting by and through its Board of Airport Commissioners (the “Board”) and URW Airports, LLC (“TCM”). In consideration of the recent decline in flight and passenger traffic at Los Angeles International Airport and the resulting temporary decline in airport revenue generating opportunities, by this Second Letter, the parties to the above-referenced Agreement hereby amend the Agreement in order to provide temporary rental relief on the terms and subject to the conditions set forth in this Second Letter.

LAX

Van Nuys

City of Los Angeles,

Eric Garcetti Mayor

Board of Airport Commissioners

Sean O. Burton President

Valeria C. Velasco Vice President

Gabriel L. Eshaghian
Beatrice C. Hsu
Nicholas P. Roxborough
Dr. Cynthia A. Telles
Karim Webb

Justin Erbacci

Chief Executive Officer

Re:             LETTER AMENDING Terminal Commercial Management Concession Agreement and LAA-8613 dated June 22, 2012 between CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS and URW Airports, LLC (said agreement as may have been heretofore amended is referred to herein as the “Agreement”).

This second letter (“Second Letter”) is made and entered into this 30 day of December, 2020, at Los Angeles, California by and between the CITY OF LOS ANGELES, a municipal corporation (hereinafter referred to as “City”), acting by and through its Board of Airport Commissioners (the “Board”) and URW Airports, LLC (“TCM”). In consideration of the recent decline in flight and passenger traffic at Los Angeles International Airport and the resulting temporary decline in airport revenue generating opportunities, by this Second Letter, the parties to the above-referenced Agreement hereby amend the Agreement in order to provide temporary rental relief on the terms and subject to the conditions set forth in this Second Letter.

1.Pre-conditions to Second Letter. The temporary rental relief under this Second Letter is only available to TCM under the following conditions:

a.First Letter. TCM may execute this Second Letter if it previously agreed to and timely signed the first letter for temporary rent relief from the City (“First Letter”) and TCM is, and will continue to be, in compliance with the requirements under the First Letter; or

b.Current on All Rent Payments Due to the City. Even if TCM did not sign the First Letter, TCM may execute this Second Letter if TCM remains current on all monetary obligations under the Agreement, as well as under any other currently existing contract, agreement, lease, permit, or license, with the City, up to the date of execution of this Second Letter by TCM and through the end of the Duration Period, as defined under Section 2.a below. For purposes of this section, the term “current” means in accordance with the “Los Angeles World Airports — Accounts Receivable Collection Policies and Procedures for Leases/Licenses/Permits/Concession Agreements, dated July 1, 2019,” as may be amended from time to time.

1 World Way Los Angeles California 90045-5803 Mail P.O. Box 92216 Los Angeles California 90009-2216 Telephone 855 463 5252 Internet www.lawa.org

Mike Salzman

September 30, 2020

c.Failure to Comply Under Section l.a or 1.b. If TCM fails to comply, as required under Section l.a or 1.b above, any abated, adjusted or deferred rent or fees shall immediately become due and payable in full upon demand by the City, and the City shall have the right to enforce the Agreement as if there were no such abatement, adjustment or deferral.

d.Bankruptcy. If TCM has filed for bankruptcy, or files for bankruptcy during the Duration Period, TCM agrees and acknowledges that this Second Letter is entered into subject to the approval of the bankruptcy court in its bankruptcy case. In the event the Court does not approve this Second Letter, including the requirement that TCM pay all prepetition and post-petition obligations it owes to the City, this Second Letter will no longer be in force and TCM will be liable for all obligations it owes under the Agreement.

e.Sub-concessionaires. TCM shall provide the same pre-conditions in Sections 1.a through 1.d above, modified to apply to its sub-concessionaires (i.e., TCM’s “Concessionaires” as defined in the Agreement) and its letter to such sub-concessionaires that amends the respective Unit Concession Agreement.

2.Temporary Abatement or Adjusted MAG. Subject to the terms and conditions set forth in this Second Letter, the Agreement is temporarily modified as follows:

a.Temporary Abatement of MAG. If, at the time that TCM executes this Second Letter, TCM and its sub-concessionaires have not received, and do not receive for the twelve (12) month period beginning on July 1, 2020 and ending on June 30, 2021 (the “Duration Period), any grant through the Coronavirus Aid Relief and Economic Security Act, more commonly known as the CARES Act, or any other similar grant through a Federal program, that can be used to pay for any monetary obligations payable by TCM under the Agreement and/or for any monetary obligations payable by its sub-concessionaires under their respective Unit Concession Agreements (“Federal Grant”), the portion of the minimum annual guaranteed rent/fees (also sometimes referred to as MAG) payable by TCM under the Agreement is hereby abated for the Duration Period. For the Duration Period, TCM shall pay percentage rent/fees on gross revenues from TCM’s operations for such period based on the applicable percentage rate(s) or multiplier(s) set forth in the Agreement, with reduction for the TCM Improvement Allowance and the TCM Management Fee (as such terms are defined in the Agreement) but only to the extent expressly provided for below in this paragraph. If the amount of such percentage rent/fees for any given month during the Duration Period is less than or equal to the monthly MAG that would have been payable absent abatement, then such percentage rent/fees payable for such month shall be reduced by: (a) an amount equal to [**] of the TCM Management Fee applicable to such month

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

(calculated as one-twelfth (1/12) of the annual TCM Management Fee for the applicable Year (as defined in the Agreement)) and (b) the TCM Improvement Allowance applicable for such month (calculated as one-twelfth (1/12) of the annual TCM Improvement Allowance for the applicable Year) up to the full amount of such percentage rent/fees payable for such month (it being understood that such reduction amounts shall not exceed the amount of the percentage rent/fees payable for such month, and any unapplied portion of the TCM Management Fee and/or the TCM Improvement Allowance for such month cannot be carried back or forward as a credit against the percentage rent/fees payable in any other month and cannot be otherwise applied as a credit or offset against the rent due under the Agreement for the applicable Year, notwithstanding anything in the Agreement). If the amount of such percentage rent/fees for any given month during the Duration Period is greater than the monthly MAG that would have been payable absent abatement, then such percentage rent/fees payable for such month shall be reduced by: (a) an amount equal to [**] of the TCM Management Fee applicable to such month (calculated as one-twelfth (1/12) of the annual TCM Management Fee for the applicable Year) and (b) the TCM Improvement Allowance applicable for such month (calculated as one-twelfth (1/12) of the annual TCM Improvement Allowance for the applicable Year) up to the full amount of such percentage rent/fees payable for such month (it being understood that such reduction amounts shall not exceed the amount of the percentage rent/fees payable for such month, and any unapplied portion of the TCM Management Fee and/or the TCM Improvement Allowance for such month cannot be carried back or forward as a credit against the percentage rent/fees payable in any other month and cannot be otherwise applied as a credit or offset against the rent due under the Agreement for the applicable Year, notwithstanding anything in the Agreement). The parties acknowledge and agree that the percentage rent/fees payable under the terms of the First Letter for the three (3) month period beginning April 1, 2020 and ending on June 30, 2020 shall be subject to reduction for the TCM Improvement Allowance and the TCM Management Fee as provided in the Agreement.

b.Temporary Adjusted MAG. If, at the time that TCM executes this Second Letter, TCM and/or its sub-concessionaires have received, or receive during the Duration Period, any Federal Grant, for the Duration Period, TCM shall pay percentage rent/fees on gross revenues from TCM’s operations for such period based on the applicable percentage rate(s) or multiplier(s) in addition to the MAG set forth in the Agreement, without reduction for the TMC Improvement Allowance or the TCM Management Fee (except as expressly permitted in Section 2.a above); provided, however, that, for the Duration Period, such MAG amount due will be equal to the amount of any Federal Grant used by TCM to pay for any of its monetary obligations under the Agreement plus the amount of any Federal Grant used by TCM’s sub-concessionaires to pay for any of their monetary obligations under their Unit Concession Agreements (“Adjusted MAG”), but such Adjusted MAG will not be more than that set forth in the Agreement.1 Commencing on July 1, 2020, TCM shall pay to the City such percentage rent/fees and Adjusted MAG on a current monthly basis.

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

c.Written Documentation.

i.TCM shall provide written documentation to the City as follows:

●	Name/type of the Federal Grant received and used by TCM, if any, and applied to payment of any monetary obligation under the Agreement (“Concession Monetary Obligations”); and

●	A verification of the amount of Adjusted MAG, which shall include, but is not limited to, the amount and proportion of Federal Grant used by TCM and applied to the payment of Concession Monetary Obligations, and the total amount of Federal Grant received (collectively “Written Verification”), if any.

ii.TCM shall (1) cause its sub-concessionaires to provide the following to TCM, (2) monitor such sub-concessionaires’ adherence to providing the following, and (3) provide the City with the following from its sub-concessionaires:

●	Name/type of the Federal Grant received and used by such sub-concessionaire, if any, and applied to payment of any monetary obligation under the Unit Concession Agreement (“UCA Concession Monetary Obligations”); and

●	A verification of the amount of Adjusted MAG, which shall include, but is not limited to, the amount and proportion of Federal Grant used by such sub-concessionaire and applied to the payment of UCA Concession Monetary Obligations, and the total amount of Federal Grant received (collectively “Concessionaire Written Verification”), if any.

iii.Due Date for Written Documentation.

●	The written documentation required above regarding the Concession Monetary Obligations and Written Verification shall be provided to the City no later than thirty (30) days after TCM has paid an Adjusted MAG to the City. TCM shall provide any other written documentation requested by City within ten (10) business days of such request, unless otherwise extended, in writing, by the Chief Executive Officer.

1 For example, if TCM received $100 from Federal Grant and applied $80 to any of its monetary obligations under the Agreement, TCM will pay $80 for the MAG provided, however, that the Adjusted MAG will not be more than the MAG set forth in the Agreement.

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

●	The written documentation required above regarding the UCA Concession Monetary Obligations and Concessionaire Written Verification shall be provided to the City by TCM no later than thirty (30) days after such sub-concessionaire has paid an Adjusted MAG to the TCM. TCM shall cause its sub-concessionaires to provide any other written documentation requested by City to TCM within ten (10) business days of such request, unless otherwise extended, in writing, by the Chief Executive Officer.

iv.Audit. The City’s rights under the Agreement to audit and/or examine TCM’s books and records, as well as all of TCM’s obligations under the Agreement regarding such City’s rights, apply to this Second Letter.

d.No Late Charges/Fees. For the Duration Period, TCM will not incur any late charges or be charged late fees or interest regarding the date for payment of the MAG under the Agreement.

e.Adjustment of MAG.

i.If it appears to the City, on the basis of information it is able to accumulate during the Duration Period, that TCM (a) received or is receiving Federal Grant and (b) utilized such Federal Grant for Concession Monetary Obligations, but to date has not paid any Adjusted MAG, the City shall invoice TCM the Adjusted MAG that is owed to date, and TCM agrees to pay such delinquent amount within 15 days of the invoice date.

ii.If it appears to the City, on the basis of information it is able to accumulate during the Duration Period, that TCM has not been paying the correct amount of Adjusted MAG under Section 2.b above, the City shall make necessary adjustments to the Adjusted MAG and any resulting debit that is owed to date will be invoiced by the City, and TCM agrees to pay such amount within 15 days of the invoice date.

3.In-Terminal Concession Storage Rent. Notwithstanding the First Letter, the payment of any in-terminal concession storage rents payable under the Agreement for the period beginning on April 1, 2020 and ending on December 31, 2020 (the “Storage Rent Deferral Duration”) shall be either: (a) paid on a current monthly basis; or (b) deferred such that the amount of in-terminal concession storage rent accrued for the Storage Rent Deferral Duration is paid by TCM to City in six (6) equal consecutive monthly installments beginning January 1, 2021 and continuing through June 30, 2021, at the option of TCM. The City will not impose any late fees or interest charges on such deferred payments provided that they are timely paid as set forth above.

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

4.Mid-Term Refurbishment — The Chief Executive Officer may, in his or her sole discretion, exercise two consecutive twelve-month options to delay the dates or time period specified in the Agreement for mid-term refurbishment. If such option(s) is exercised, the Chief Executive Officer shall provide TCM with written notice of the extensions. TCM shall pass on the benefit of such extension(s) of time period for mid-term refurbishment provided to TCM by City to its sub-concessionaires to the extent applicable.

5.Extension of Current Expiration Date of Agreement. The current expiration date of the Agreement, as specified in the Agreement, is extended by twenty-four (24) months from January 31, 2032 to January 31, 2034, only if, in addition to meeting the pre-conditions under Section 1.a or 1.b above, TCM has paid the Health Insurance Contribution, as required under Section 6.a below, and TCM provides to the City by October 31, 2020 written documentation, satisfactory to the City in its sole discretion, that demonstrates that such payment was made, either through financial proof that such payment was made to the appropriate and applicable health insurance entity, or a letter from the appropriate and applicable health insurance entity stating that such payment was made. Section 4.1.3 of the Agreement is hereby amended to provide that there shall be no reduction to the Base Percentage Rent and/or Percentage Rent for the TCM Improvement Allowance during such 24-month extended term. TCM agrees to offer to each of its sub-concessionaires a 24-month extension to the current term under such sub-concessionaire’s Unit Concession Agreement, under the conditions provided, and to enter into such extension with such sub-concessionaire if such sub-concessionaire accepts such offer. The written documentation of proof of payment of the Health Insurance Contribution by such sub-concessionaire, satisfactory to TCM and City, shall be provided by TCM to the City. The additional term being offered as part of this Second Letter may cause a sub-concessionaire to have a term in its Unit Concession Agreement that goes beyond ten (10) years. Under such circumstances, the Agreement requires written consent of the Chief Executive Officer. The execution of this Second Letter by the Chief Executive Officer is an acknowledgement in writing that such term extension is approved by the Chief Executive Officer.

6.TCM Covenants. In consideration for the benefits provided to TCM under this Second Letter (and as a condition to TCM’s right to receive such benefits), TCM hereby agrees as follows:

a.For each employee who (1) has been laid off, furloughed, or experienced reduced hours since March 1, 2020 and before June 30, 2020, and (2) for whom in February 2020 TCM made contributions or premium payments for healthcare coverage, TCM shall, no later than October 31, 2020, make contributions or premium payments in the same amount and for the same level of coverage as the TCM made for the employee in February 2020 for each of the four consecutive calendar months immediately subsequent to the employee’s layoff, furlough, or reduction in hours during which such employee remained laid off, furloughed, or experienced reduced hours (“Health Insurance Contribution”). TCM shall be credited with a month for each of the required four months in which TCM has previously made the above required contributions or payments. Alternatively, if TCM declined relief under the First Letter and has paid the MAG otherwise owed by TCM to LAWA for the months of April, May and June 2020, TCM shall receive credit for two (2) months of the Health Insurance Contribution. Any percentage rents/fees already paid to LAWA for April, May and June 2020 will be credited towards any MAG owed for the same time period.

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

b.TCM may permit its sub-concessionaires (in such sub-concessionaire’s discretion) to add a surcharge of up to [**] on concession sales to guests to be applied to the costs of their respective health insurance contribution requirement set forth in Section 6.e below, until such time as the cumulative total amount of such surcharge equals the total amount of the Health Insurance Contribution paid by such sub-concessionaire, or if such total amount has not been reached, until September 30, 2021, whichever comes first (“Surcharge Period”); and provided that such Health Insurance Contribution is being made on a current basis during the Surcharge Period. However, the actual surcharge received and applied to the Health Insurance Contribution during the Surcharge Period will not be considered to be a part of the gross revenues from TCM’s operations received during the Surcharge Period when calculating the percentage rent/fees to be paid by TCM to the City pursuant to Section 6.a above.

c.TCM shall demonstrate to the City’s reasonable satisfaction that TCM and its sub-concessionaires are not entitled to any business interruption insurance proceeds or similar benefits that are redundant to the rental relief provided in this Second Letter, and in the event that the City determines that TCM is or becomes entitled to any such benefits, the City reserves the right to decrease or limit the rental relief provided herein accordingly.

d.Additionally, TCM and its sub-concessionaires shall adhere to all federal requirements with respect to use of funds in the event they qualify for and receive Coronavirus Aid Relief and Economic Security Act, more commonly known as the CARES Act, or any similar grant through a Federal program.

e.TCM shall pass along to all of its sub-concessionaires the same abatement, adjustment and deferral benefits received by TCM pursuant to this Second Letter on a pro-rata and nondiscriminatory basis, provided such sub-concessionaire agrees in writing to comply with the provisions of Sections 6.a above with respect to such sub-concessionaire’s employees and complies with such obligations. For such purposes of applying Section 6.a above to such sub-concessionaire’s employees, the provisions of Section 6.a above shall be interpreted to provide as follows: “For each employee who (1) has been laid off, furloughed, or experienced reduced hours since March 1, 2020 and before June 30, 2020, and (2) for whom in February 2020 Concessionaire made contributions or premium payments for healthcare coverage, Concessionaire shall, no later than October 31, 2020, make contributions or premium payments in the same amount and for the same level of coverage as Concessionaire made for the employee in February 2020 for each of the four consecutive calendar months immediately subsequent to the employee’s layoff, furlough, or reduction in hours during which such employee remained laid off, furloughed, or experienced reduced hours (“Health Insurance Contribution”). Concessionaire shall be credited with a month for each of the required four months in which Concessionaire has previously made the above required contributions or payments. Alternatively, if Concessionaire declined relief under the First Letter and has paid the MAG otherwise owed by Concessionaire to TCM for the months of April, May and June 2020, Concessionaire shall receive credit for two (2) months of the Health Insurance Contribution. Any percentage rents/fees already paid to TCM for April, May and June 2020 will be credited towards any MAG owed for the same time period. Concessionaire may (in Concessionaire’s discretion) add a surcharge of up to [**] on concession sales to guests to be applied to the costs of the foregoing contribution requirement, until such time as the cumulative total amount of such surcharge equals the total amount of the Health Insurance Contribution paid by Concessionaire, or if such total amount has not been reached, until September 30, 2021, whichever comes first (“Surcharge Period”); and provided that Concessionaire is making such Health Insurance Contribution on a current basis during the Surcharge Period. However, the actual surcharge received and applied to the Health Insurance Contribution during the Surcharge Period will not be considered to be a part of the gross revenues received during the Surcharge Period when calculating the percentage rent/fees to be paid by Concessionaire to TCM under the Unit Concession Agreement.” TCM shall cause its sub-concessionaires to agree in writing to comply with the provisions of Section 6.a above with respect to such sub-concessionaire’s employees. If any such sub-concessionaire fails to so agree in writing or fails to comply with such obligations, then neither TCM nor such sub-concessionaire shall be entitled to receive the pro-rata share of such abatement, adjustment and deferral benefits allocable to such sub-concessionaire.

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

7.Compliance With Agreement. TCM acknowledges and agrees that TCM’s right to receive the benefit of any abatement, adjustment and/or deferral of rent or fees set forth herein is absolutely conditioned upon TCM’s full, faithful and punctual performance of its obligations under the Agreement. If TCM defaults in the performance of any of its obligations under the Agreement, such abated, adjusted or deferred rent or fees shall immediately become due and payable in full upon demand by the City, and the City shall have the right to enforce the Agreement as if there were no such abatement, adjustment or deferral. Without limiting the generality of the foregoing, TCM acknowledges and agrees that: (i) TCM shall comply with all applicable City of Los Angeles ordinances, (ii) TCM shall have fully funded its Faithful Performance Guarantee as specified in the Agreement (and without reduction with regard to the temporary MAG abatement or reduction contemplated herein) and acknowledges that the City may draw upon the Faithful Performance Guarantee immediately and without prior notice in the event of a default by TCM under the Agreement, (iii) in the event that the City draws upon the Faithful Performance Guarantee, TCM agrees to replenish the Faithful Performance Guarantee to its full amount immediately upon request by City, and (iv) TCM shall continue to be current with respect to all payment obligations under the Agreement.

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

8.Subordinate to Applicable Laws. The provisions of this Second Letter are intended to be subject and subordinate to any applicable federal, state or local laws and orders now or hereafter in effect to the extent that the terms of this Second Letter are inconsistent therewith.

9.No Third Party Beneficiaries. Nothing in this Second Letter, whether express or implied, is intended to grant to, or confer upon, any person or entity any rights or remedies under, or by reason of, this Second Letter other than the parties hereto, and no person or entity shall be deemed a third party beneficiary of this Second Letter or any provision hereof; provided however that the health plan or insurer to which contributions or premium payments in Section 6.a are due, may enforce such contributions or premium payments/obligations of TCM in accordance with the terms of the plan or insurance policy. Such enforcement shall not preclude or interfere with the City’s right to take enforcement action. TCM will cause its sub-concessionaires to have the same provision as it applies to such sub-concessionaires.

10.Full Force and Effect. Except as expressly amended and modified as set forth in this Second Letter, the terms and provisions of the Agreement remain the same and in full force and effect.

This Second Letter and any other document necessary for the consummation of the transaction contemplated by this Second Letter may be executed in counterparts, including counterparts that are manually executed and counterparts that are in the form of electronic records and are electronically executed. An electronic signature means a signature that is executed by symbol attached to or logically associate with a record and adopted by a party with the intent to sign such record, including facsimile or e-mail signatures. All executed counterparts shall constitute one amendment, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Second Letter and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called PDF format shall be legal and binding and shall have the same full force and effect as if a paper original of this amendment had been delivered that had been signed using a handwritten signature. All parties to this Second Letter (i) agree that an electronic signature, whether digital or encrypted, of a party to this Second Letter is intended to authenticate this writing and to have the same force and effect as a manual signature; (ii) intended to be bound by the signatures (whether original, faxed, or electronic) on any document sent or delivered by facsimile or electronic mail or other electronic means; (iii) are aware that the other party(ies) will rely on such signatures; and, (iv) hereby waive any defenses to the enforcement of the terms of this Second Letter based on the foregoing forms of signature. If this Second Letter has been executed by electronic signature, all parties executing this document are expressly consenting, under the United States Federal Electronic Signatures in Global and National Commerce Act of 2000 (“E-SIGN”) and the California Uniform Electronic Transactions Act (“UETA”) (California Civil Code §1633.1 et seq.), that a signature by fax, e-mail, or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

(CONTINUED ON NEXT PAGE)

Phase 2-Relief-Second Ltr-TCMI LAA-8613

Mike Salzman

September 30, 2020

IN WITNESS WHEREOF, City has caused this Second Letter to be executed on its behalf by the Chief Executive Officer, or his or her designee, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:	CITY OF LOS ANGELES

Michael N. Feuer,
City Attorney	By:
Chief Executive Officer
Department of Airports

By:
Deputy/ Assistant City Attorney
By:
Chief Financial Officer
Department of Airports

The undersigned TCM hereby agrees to the foregoing Second Letter:

Date: September 30 , 2020	URW Airports, LLC

ATTEST:

By:		By:
Name:		Name:
Title:	Assistant Secretary	Title:	Executive Vice President - Airports

Phase 2-Relief-Second Ltr-TCMI LAA-8613

LAA-8613E - URW Airport, LLC

Final Audit Report 2020-12-30

Created:	2020-12-30
By:	Janice Sanders (jsanders@lawa.org)
Status:	Signed
Transaction ID:	CBJCHBCAABAAT2NPm9Xr2NmyVnsHJnD_COnSAB4i0a6u

"LAA-8613E - URW Airport, LLC" History

Document created by Janice Sanders (jsanders@lawa.org)
2020-12-30 - 0:39:44 AM GMT- IP address: 198.140.114.12

Document emailed to Tatiana Starostina (tstarostina@lawa.org) for signature
2020-12-30 - 0:40:39 AM GMT

Email viewed by Tatiana Starostina (tstarostina@lawa.org)
2020-12-30 - 0:44:54 AM GMT- IP address: 172.117.62.86

Document e-signed by Tatiana Starostina (tstarostina@lawa.org)
Signature Date: 2020-12-30 - 0:45:11 AM GMT - Time Source: server- IP address: 172.117.62.86

Document emailed to Jeffrey Utterback (jutterback@lawa.org) for signature
2020-12-30 - 0:45:13 AM GMT

Email viewed by Jeffrey Utterback (jutterback@lawa.org)
2020-12-30 - 1:37:04 AM GMT- IP address: 76.174.179.149

Document e-signed by Jeffrey Utterback (jutterback@lawa.org)
Signature Date: 2020-12-30 - 1:37:32 AM GMT - Time Source: server- IP address: 76.174.179.149

Agreement completed.
2020-12-30 - 1:37:32 AM GMT

LAWA | LAX VNY

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Certificate Of Completion
Envelope Id: 9457CC3A184847A5A0D2BD8B80A3B1C7		Status: Completed
Subject: Please DocuSign: 2020-09-30 Phase 2-Relief-Second Ltr-TCM1 LAA-8613.pdf
Source Envelope:
Document Pages: 11	Signatures: 2	Envelope Originator:
Certificate Pages: 3	Initials: 0	Barbie Chang
AutoNav: Enabled		2049 Century Park East, 41st floor
Envelopeld Stamping: Enabled		Century City, CA 90067
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		barbie.chang@urw.com
IP Address: 69.26.148.132

Record Tracking
Status: Original	Holder: Barbie Chang	Location: DocuSign
9/30/2020 3:12:05 PM	barbie.chang@urw.com

Signer Events	Signature	Timestamp
Mike Salzman	/s/ Mike Salzman	Sent: 9/30/2020 3:14:17 PM
Mike.SALZMAN@urw.com		Viewed: 9/30/2020 3:46:59 PM
Security Level: Email, Account Authentication		Signed: 9/30/2020 3:47:33 PM
(None)	Signature Adoption:Drawn on Device
Using IP Address: 162.231.232.116
Signed using mobile

Electronic Record and Signature Disclosure:
Accepted: 9/30/2020 3:46:59 PM
ID: ace5c4e4-3fcf-4e47-a92d-76198662e053

Andrea Kahn	/s/ Andrea Kahn	Sent: 9/30/2020 3:49:15 PM
andrea.kahn@urw.com		Viewed: 9/30/2020 3:52:02 PM
Westfield		Signed: 9/30/2020 3:52:07 PM
Security Level: Email, Account Authentication
(None)	Signature Adoption: Pre-selected Style
Using IP Address: 76.91.6.88

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

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Certified Delivered	Security Checked	9/30/2020 3:52:02 PM

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Electronic Record and Signature Disclosure

Electronic Record and Signature Disclosure created on: 7/31/2020 11:44:06 AM
Parties agreed to: Mike Salzman

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

Pursuant to the Electronic Signatures in Global and National Commerce Act (ESIGN) the Parties hereby expressly agree to the use of certificate-based electronic signature software operated by DocuSign for execution of this agreement/lease. The certificate based electronic signature generated by this software shall have the same legal effect as a handwritten signature and shall be admissible evidence of the Parties’ mutual intent to be legally bound by this agreement. The Parties declare that they have received all information required to be fully aware of the certificate-based electronic signature process, and each Party hereby waives any challenge against the enforceability of this agreement based on the use of such certificate-based electronic signature software.